Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Reports Results for the First Quarter 2013

Q1 Earnings up 15% to $0.98 per Share; Comp Sales of 3.5%; Total Sales up 5.0%; Comp

Transactions up 0.8%

PHOENIX, AZ—(May 22, 2013) - PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.98 per share, up 15% compared to $0.85 per share in the first quarter of 2012. Net income totaled $102 million in the first quarter of 2013, compared to $95 million in the first quarter of 2012.

Total sales for the first quarter of 2013 increased 5.0% to $1.7 billion. The increase in net sales was partially impacted by $2 million in unfavorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 3.5%, benefitting from comparable transactions growth of 0.8%. Services sales, which are included in total sales, grew 5.8% to $192 million.

During the first quarter, the company generated $147 million in cash flows from operating activities, spent $35 million in capital expenditures, and repurchased $180 million of PetSmart stock. The company ended the quarter with $324 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.

“We are pleased to report another quarter of solid earnings growth,” said Bob Moran, Chairman and Chief Executive Officer. “Our focus on providing solutions for the lifetime needs of pets, has kept our pet parent customers highly engaged with our brand, resulting in positive comparable store sales growth and transaction growth.”

“As a reminder, the annual guidance for 2013 is for 52 weeks versus 53 weeks in 2012. For fiscal year 2013, we anticipate comparable store sales growth of 3% - 4%, and total sales growth of 3% - 4%. We are raising our earnings per share guidance from a previous range of $3.76 to $3.92, to our current expectations of $3.82 to $3.94,” said Chip Molloy, Executive Vice President and Chief Financial Officer. “For the second quarter of 2013, we are expecting comparable store sales growth in the 3% to 4% range, and earnings per share between $0.82 to $0.86.”

Conference call information

PetSmart management has scheduled a teleconference for 4:30 p.m. EDT on May 22, 2013 to discuss results for the first quarter 2013. This teleconference will be webcast live for all investors at www.petm.com. The webcast will be available until the company announces results for the second quarter of 2013. In addition, you can listen to the call live by dialing 866-814-1933 (within the United States and Canada) or 703-639-1365 (for international callers), code 1613971.

A phone replay will be available through June 22, 2013, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1613971.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 52,000 associates and operates more than 1,289 pet stores in the United States, Canada and Puerto Rico, over 196 in-store PetSmart® PetsHotel® dog and cat boarding facilities, and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day CampSM day care services and pet adoption services. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 5 million pets since 1994. PetSmart Charities, Inc. and PetSmart Charities of Canada, Inc. (“PetSmart Charities”) are independent, nonprofit organizations that save the lives of homeless pets and reduce shelter intake through spay/neuter efforts. In 2012, nearly 450,000 dogs and cats found homes through the organization’s adoption centers in all PetSmart stores and by sponsoring community adoption events. PetSmart Charities is the leader in granting money to help pets in need, with more than $28 million given in 2012 throughout North America.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2013 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 5, 2013	% of Sales	April 29, 2012	% of Sales
Merchandise sales	$1,509,372	88.2%	$1,439,559	88.3%
Services sales	191,577	11.2%	181,014	11.1%
Other revenue	9,647	0.6%	9,320	0.6%

Net sales	1,710,596	100.0%	1,629,893	100.0%

Cost of merchandise sales	1,037,114	60.6%	994,508	61.0%
Cost of services sales	134,089	7.8%	128,691	7.9%
Cost of other revenue	9,647	0.6%	9,320	0.6%

Total cost of sales	1,180,850	69.0%	1,132,519	69.5%

Gross profit	529,746	31.0%	497,374	30.5%
Operating, general and administrative expenses	362,228	21.2%	343,023	21.0%

Operating income	167,518	9.8%	154,351	9.5%
Interest expense, net	(13,168)	-0.8%	(14,129)	-0.9%

Income before income tax expense and equity income from Banfield	154,350	9.0%	140,222	8.6%
Income tax expense	(55,547)	-3.2%	(48,172)	-3.0%
Equity income from Banfield	3,612	0.2%	2,633	0.2%

Net income	$102,415	6.0%	$94,683	5.8%

Earnings per common share:
Basic	$0.99		$0.87

Diluted	$0.98		$0.85

Weighted average shares outstanding:
Basic	103,305		108,930
Diluted	104,583		111,030
Stores open at beginning of each period	1,278		1,232
Stores opened during each period	13		14
Stores closed during each period	(2)		(5)

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	May 5, 2013	February 3, 2013	April 29, 2012
Assets
Cash and cash equivalents	$252,988	$335,155	$268,928
Short-term investments	7,455	9,150	22,276
Restricted cash	71,226	71,916	71,929
Receivables, net	66,272	72,198	57,346
Merchandise inventories	738,568	679,090	682,896
Deferred income taxes	62,859	62,859	51,381
Prepaid expenses and other current assets	81,041	86,768	81,716

Total current assets	1,280,409	1,317,136	1,236,472

Property and equipment, net	972,679	985,707	1,035,759
Equity investment in Banfield	28,426	39,934	26,597
Deferred income taxes	100,601	102,992	79,798
Goodwill	43,914	44,242	44,738
Other noncurrent assets	48,155	46,970	43,036

Total assets	$2,474,184	$2,536,981	$2,466,400

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$257,628	$202,122	$246,612
Accrued payroll, bonus and employee benefits	132,705	176,082	126,195
Accrued occupancy expenses and deferred rents	69,626	70,671	69,456
Current maturities of capital lease obligations	63,180	61,581	55,920
Other current liabilities	246,431	244,436	177,511

Total current liabilities	769,570	754,892	675,694

Capital lease obligations	462,436	464,578	496,004
Deferred rents	71,565	73,855	79,582
Other noncurrent liabilities	119,352	120,064	115,644

Total liabilities	1,422,923	1,413,389	1,366,924

Stockholders’ Equity:

Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	17	17
Additional paid-in capital	1,441,863	1,418,411	1,352,889
Retained earnings	1,913,209	1,827,996	1,586,499

Accumulated other comprehensive income	4,510	5,506	6,706
Less: Treasury stock	(2,308,338)	(2,128,338)	(1,846,635)

Total stockholders’ equity	1,051,261	1,123,592	1,099,476

Total liabilities and stockholders’ equity	$2,474,184	$2,536,981	$2,466,400